Exhibit 99.1

Investor Contact:	Mark Haden
Bunge Limited
914-684-3398
mark.haden@bunge.com

Media Contact:	Susan Burns
Bunge Limited
914-684-3246
susan.burns@bunge.com

James T. Hackett to Join Bunge Limited Board of Directors

WHITE PLAINS, NY — October 13, 2011 — Bunge Limited (NYSE: BG) today announced that James T. Hackett has been appointed to its Board of Directors as an independent director, effective November 1, 2011.

Mr. Hackett, age 57, is Chairman and Chief Executive Officer of Anadarko Petroleum Corporation, a leading independent oil and gas exploration and production company.  Prior to joining Anadarko in 2003, Mr. Hackett was President and COO of Devon Energy Corporation following Devon’s merger with Ocean Energy, Inc.  Previously, he was Chairman and CEO of Ocean Energy, and served as Chairman and CEO of Seagull Energy Corporation prior to its merger with Ocean Energy.

“Jim’s extensive career in the energy industry, financial acumen and proven ability leading a large, global company have afforded him valuable experience and insight into commodity markets, risk management and industrial operations, making him an ideal addition to Bunge’s board,” stated Alberto Weisser, Chairman and CEO, Bunge Limited.

Mr. Hackett is a director of Fluor Corporation and the Welch Foundation for Chemistry.  He serves on the boards of the Houston Grand Opera and the U.S. Business Roundtable, and is a member of the Trilateral Commission.  He is also Vice Chairman of the Board of the Baylor College of Medicine and an adjunct professor at Rice University, where he is also a board member.  He is a former Chairman of the Federal Reserve Bank of Dallas and the American Natural Gas Alliance (ANGA).

About Bunge Limited

Bunge Limited (www.bunge.com, NYSE: BG) is a leading global agribusiness and food company with approximately 32,000 employees in more than 30 countries.  Bunge buys, sells, stores and transports oilseeds and grains to serve customers worldwide; processes oilseeds to make protein meal for animal feed and edible oil products for commercial customers and consumers; produces sugar and ethanol from sugarcane; mills wheat and corn to make ingredients used by food companies; and sells fertilizer in North and South America.  Founded in 1818, the company is headquartered in White Plains, New York.

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